SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the
Securities Exchange Act of 1934

December 17, 2010
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Date of Report (date of earliest event reported)

American TonerServ Corp.
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Exact name of Registrant as Specified in its Charter

Delaware	333-120688	33-0686105
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State or Other Jurisdiction	Commission File	IRS Employer Identification
of Incorporation	Number	Number

6085 State Farm Drive, Suite 110, Rohnert Park, CA  94928
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Address of Principal Executive Offices, Including Zip Code

(800) 736-3515
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Registrant's Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

On December 17, 2010, American TonerServ Corp. (the "Company") received a Notice of Default and Notice of Proposal for a Full Strict Foreclosure ("Notice of Default") from MTS Partners, Inc., formerly known as iPrint Technologies, Inc. and the former shareholders of MTS (collectively, "MTS") under the Security Agreement related an Asset Purchase Agreement between the Company and MTS originally entered into on October 28, 2008, and subsequently amended by the parties.  The Notice of Default states that the event of default was an uncured vendor hold placed by Vision Business Products and Supplies Network on future sales to the Company.  The Notice of Default declares that obligations of the Company under promissory notes held by MTS and loans made by Chad Solter, a party to the Asset Purchase Agreement, totaling approximately $2,424,000 are immediately due and payable.

The Notice of Default proposes that MTS take possession of the collateral under the Security Agreement and terminate certain non-competition, employment, trademark license and other agreements between the parties.  The collateral generally consists of the assets acquired by the Company from MTS pursuant to the asset purchase agreement, including, but not limited to, equipment; customer lists and relationships; intellectual property; leasehold interests; contracts and records.  The Notice of Default provides that upon compliance with these requirements, the obligations of the Company to MTS would be fully satisfied.  The Company has 20 days from the date of the Notice of Default to provide an objection to the proposed foreclosure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN TONERSERV CORP.

Dated: December 23, 2010	By:	/s/ Daniel J. Brinker
Daniel J. Brinker, Chief Financial Officer